Exhibit 10.32

Fiscal 2008 Performance-Based Incentive Program

For fiscal year 2008, the Compensation Committee of Isilon Systems, Inc. established a new performance-based incentive program for executive officers that is based upon the achievement by the Company of specified annual revenue goals, non-GAAP operating income goals and corporate-wide performance goals.

Such performance-based target bonuses are based on the following:  50% based on achievement of specified annual revenue goals, 25% based on achievement of specified non-GAAP operating income goals, and 25% based on achievement of additional specified corporate-wide performance goals.  For any executive officer to qualify for any bonus payment tied to the revenue goals, the Company must achieve at least 80% of the specified goals; in order for any executive to qualify for any bonus payment tied to the non-GAAP operating income goals, the company must achieve at least 100% of the specified goals.  Moreover, in the event that the specified Company revenue goals are exceeded, executive officers will have the opportunity to earn an incremental bonus based on the amount the Company exceeds the targeted revenue goals.